Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2019 Full Year and Fourth Quarter Results

SIMI VALLEY, Calif., June 25, 2019 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its full year and fourth quarter ended April 30, 2019.

•	Revenue of $314.3 million, up 17 percent year-over-year

•	Gross margin of 41 percent, up 1 percentage point year-over-year

•	Full year earnings per diluted share from continuing operations of $1.74, including a one-time gain of $0.26 from a litigation settlement, up $0.83 from one year ago

“Our team delivered outstanding results in fiscal 2019, increasing full year revenue by 17 percent and earnings per share by 91 percent, including a one-time litigation settlement gain,” said Wahid Nawabi, AeroVironment president and chief executive officer. “By diversifying our investments, including our partial ownership of the HAPSMobile Inc. joint venture, we strengthened our position as an industry leader, accelerated our growth strategy and expanded our footprint. We continue to transform AeroVironment to compete effectively into the future and are poised to build on our momentum in fiscal year 2020 and beyond.”

“We are also delivering benefits for our other important stakeholders, which will ultimately translate into long-term value creation for our shareholders. We are protecting more United States and allied forces with our unmanned aircraft and tactical missile systems, empowering more farmers and researchers with data tools to grow more and earn more, and rolling out the next generation HAWK30 solar HAPS system to help connect billions of people to the global information network,” Nawabi added.

FISCAL 2019 FULL YEAR RESULTS

Revenue for fiscal 2019 was $314.3 million, an increase of 17%  from fiscal 2018 revenue of $268.4 million. The increase in revenue was due to an increase in service revenue of $25.5 million and an increase in product sales of $20.4 million.

Gross margin for fiscal 2019 was $128.4 million, an increase of 19%  from fiscal 2018 gross margin of $107.7 million. The increase in gross margin was primarily due to an increase in product margin of $16.3 million and an increase in service margin of $4.4 million. As a percentage of revenue, gross margin increased to 41% from 40%. The increase in gross margin percentage was primarily due to the increase in sales volume, partially offset by an increase in inventory reserve charges and an increase in the proportion of service revenue to total revenue.

Income from continuing operations for fiscal 2019 was $33.8 million, an increase of 11% from fiscal 2018 income from continuing operations of $30.4 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $20.7 million, partially offset by an increase in selling, general and administrative (“SG&A”) expense of $9.5 million and an increase of research and development (“R&D”) expense of $7.8 million. The increase in SG&A expense included impairment charges of $4.4 million recorded during the three months ended April 30, 2019 related to the long-lived assets of our commercial UAS Quantix solution.

Other income, net for fiscal 2019 was $16.7 million compared to other income, net of $2.2 million for fiscal 2018. The increase in other income, net was primarily due to a one-time gain from a litigation settlement, an increase in interest income and income from transition services performed on behalf of the buyer of the discontinued Efficient Energy Systems (“EES”) business.

Provision for income taxes for fiscal 2019 was $4.6 million compared to $9.8 million for fiscal 2018. The decrease in provision for income taxes was primarily due to a one-time expense of $3.3 million recorded during fiscal year 2018 as a result of the Tax Cut and Jobs Act of 2017 and a reduction of the federal statutory tax rate from 30.4% to 21%,  partially offset by an increase in income before income taxes.

Equity method investment loss, net of tax for fiscal 2019 was $3.9 million compared to $1.3 million for fiscal 2018. The equity method loss is associated with our investment in the HAPSMobile Inc. joint venture formed in December 2017.

Gain on sale of a business, net of tax for fiscal 2019 was $8.5 million and resulted from the sale of our discontinued EES business.

Loss from discontinued operations, net of tax for fiscal 2019 was $3.0 million compared to loss from discontinued operations, net of tax for fiscal 2018 of $3.9 million.

Net income attributable to AeroVironment for fiscal 2019 was  $47.4 million, an increase from fiscal 2018 net income attributable to AeroVironment of $17.9 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for fiscal 2019 was  $1.74 compared to earnings per diluted share from continuing operations attributable to AeroVironment for fiscal 2018 of $0.91.

FISCAL 2019 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2019 was $87.9 million, a decrease of 23% from fourth quarter fiscal 2018 revenue of $113.6 million. The decrease in revenue was due to a decrease in product sales of $25.4 million and a decrease in service revenue of $0.3 million.

Gross margin for the fourth quarter of fiscal 2019 was $37.0 million, a decrease of 27% from fourth quarter fiscal 2018 gross margin of $50.6 million. The decrease in gross margin was primarily due to a decrease in product margin of $12.3 million and a decrease in service margin of $1.2 million. As a percentage of revenue, gross margin decreased to 42% from 45%. The decrease in gross margin percentage was primarily due to the decrease in sales volume and an increase in the proportion of service revenue to total revenue.

Income from continuing operations for the fourth quarter of fiscal 2019 was $5.1 million, a decrease of 82% from fourth quarter fiscal 2018 income from continuing operations of $27.9 million. The decrease in income from continuing operations was primarily a result of a decrease in gross margin of $13.6 million, an increase in SG&A expense of $5.0 million and an increase in R&D expense of $4.2 million. The increase in SG&A expense included impairment charges of $4.4 million recorded during the three months ended April 30, 2019 related to the long-lived assets of our commercial UAS Quantix solution.

Other income, net for the fourth quarter of fiscal 2019 was $2.8 million compared to other income, net of $0.9 million for the fourth quarter of fiscal 2018. The increase in other income, net was primarily due to income from transition services performed on behalf of the buyer of the discontinued EES business and an increase in interest income.

(Benefit) Provision for income taxes for the fourth quarter of fiscal 2019 was a  $0.1 million benefit compared to $8.8 million provision for the fourth quarter of fiscal 2018. The decrease in provision for income taxes was primarily due to a decrease in income before income taxes and a reduction of the federal statutory tax rate from 30.4% to 21% as a result of the Tax Cut and Jobs Act of 2017.

Equity method investment loss, net of tax for the fourth quarter of fiscal 2019 was $1.9 million compared to $0.9 million for the fourth quarter of fiscal 2018. The equity method loss is associated with our investment in the HAPSMobile Inc. joint venture formed in December 2017.

Loss from discontinued operations, net of tax for the fourth quarter of fiscal 2019 was $0.5 million compared to loss from discontinued operations, net of tax for the fourth quarter of fiscal 2018 of $2.2 million.

Net income attributable to AeroVironment for the fourth quarter of fiscal 2019 was $5.7 million, a decrease from fourth quarter fiscal 2018 net income attributable to AeroVironment of $16.8 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the fourth quarter of fiscal 2019 was $0.26 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the fourth quarter fiscal 2018 of $0.79.

BACKLOG

As of April 30, 2019,  funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $164.3 million compared to $164.4 million as of April 30, 2018.

FISCAL 2020 — OUTLOOK FOR THE FULL YEAR

For fiscal 2020, the Company expects to generate between $350 million and $370 million in revenue and between $1.35 and $1.55 in earnings per diluted share. This financial guidance assumes approximately 5% ownership of the HAPSMobile joint venture and includes the expected losses of Pulse Aerospace, which the Company acquired on June 10, 2019.  The Company expects non-GAAP earnings per diluted share, which excludes acquisition related expenses and amortization of acquired intangible assets to be between $1.47 and $1.67.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday,  June 25, 2019, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4539 (U.S.) and enter the passcode 48685250 or (847)  619-6396 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday,  June 25, 2019, at approximately 4:00 p.m. Pacific Time through July 2, 2019, at 11:59 p.m. Pacific Time.  Dial (888) 843-7419 and enter the passcode 48685250#. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts;  risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; the impact of our recent acquisition of Pulse Aerospace, LLC and our ability to successfully integrate it into our operations;  product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains a non-GAAP financial measure.  See in the financial tables below the calculation of this measure, the reasons why we believe this measure provides useful information to investors, and a reconciliation of this measure to the most directly comparable GAAP.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2019	2018	2019	2018
	(Unaudited)
Revenue:
Product sales	$59,696	$85,065	$212,089	$191,712
Contract services (inclusive of related party revenue of $17,426 and $14,497 for the three months ended April 30, 2019 and 2018, respectively; and $55,407 and $29,594 for the years ended April 30, 2019 and April 30, 2018, respectively)	28,234	28,564	102,185	76,712
	87,930	113,629	314,274	268,424
Cost of sales:
Product sales	30,331	43,355	113,489	109,393
Contract services	20,576	19,680	72,382	51,346
	50,907	63,035	185,871	160,739
Gross margin:
Product sales	29,365	41,710	98,600	82,319
Contract services	7,658	8,884	29,803	25,366
	37,023	50,594	128,403	107,685
Selling, general and administrative	20,277	15,287	60,343	50,826
Research and development	11,603	7,440	34,234	26,433
Income from continuing operations	5,143	27,867	33,826	30,426
Other income:
Interest income, net	1,426	751	4,672	2,240
Other income, net	1,339	110	11,980	(49)
Income from continuing operations before income taxes	7,908	28,728	50,478	32,617
(Benefit) Provision for income taxes	(83)	8,829	4,641	9,800
Equity method investment loss, net of tax	(1,873)	(865)	(3,944)	(1,283)
Net income from continuing operations	6,118	19,034	41,893	21,534
Discontinued operations:
Gain on sale of business, net of tax (benefit) expense of ($20) and $2,443 for the three months and year ended April 30, 2019, respectively	38	—	8,490	—
Loss from discontinued operations, net of tax	(453)	(2,237)	(2,964)	(3,887)
Net (loss) income from discontinued operations	(415)	(2,237)	5,526	(3,887)
Net income	5,703	16,797	47,419	17,647
Net (income) loss attributable to noncontrolling interest	(21)	(22)	19	216
Net income attributable to AeroVironment	$5,682	$16,775	$47,438	$17,863
Net income (loss) per share attributable to AeroVironment—Basic
Continuing operations	$0.26	$0.80	$1.77	$0.93
Discontinued operations	(0.02)	(0.09)	0.23	(0.17)
Net income per share attributable to AeroVironment—Basic	$0.24	$0.71	$2.00	$0.76
Net income (loss) per share attributable to AeroVironment—Diluted
Continuing operations	$0.26	$0.79	$1.74	$0.91
Discontinued operations	(0.02)	(0.09)	0.23	(0.16)
Net income per share attributable to AeroVironment—Diluted	$0.24	$0.70	$1.97	$0.75
Weighted-average shares outstanding:
Basic	23,718,030	23,551,871	23,663,410	23,471,241
Diluted	24,094,717	23,916,898	24,071,713	23,813,772

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$172,708	$143,517
Short-term investments	150,487	113,649
Accounts receivable, net of allowance for doubtful accounts of $1,041 at April 30, 2019 and $1,080 at April 30, 2018	31,051	56,813
Unbilled receivables and retentions (inclusive of related party unbilled receivables of $9,028 at April 30, 2019 and $3,145 at April 30, 2018)	53,047	16,872
Inventories	54,056	37,425
Prepaid expenses and other current assets	7,418	5,103
Income taxes receivable	821	—
Current assets of discontinued operations	—	25,668
Total current assets	469,588	399,047
Long-term investments	9,386	40,656
Property and equipment, net	16,905	19,219
Deferred income taxes	6,685	11,494
Other assets	6,280	3,002
Total assets	$508,844	$473,418
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,972	$21,340
Wages and related accruals	18,507	16,851
Income taxes payable	—	4,085
Customer advances	2,962	3,564
Other current liabilities	7,425	6,954
Current liabilities of discontinued operations	—	9,294
Total current liabilities	44,866	62,088
Deferred rent	1,173	1,536
Other non-current liabilities	150	622
Deferred tax liability	29	67
Liability for uncertain tax positions	51	49
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at April 30, 2019 and April 30, 2018	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,946,293 shares at April 30, 2019 and 23,908,736 shares at April 30, 2018	2	2
Additional paid-in capital	176,216	170,139
Accumulated other comprehensive loss	2	(21)
Retained earnings	286,351	238,913
Total AeroVironment stockholders’ equity	462,571	409,033
Noncontrolling interest	4	23
Total equity	462,575	409,056
Total liabilities and stockholders’ equity	$508,844	$473,418

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended April 30,
	2019	2018	2017

Operating activities
Net income	$47,419	$17,647	$13,078
Gain on sale of business, net of tax	(8,490)	—	—
Loss from discontinued operations, net of tax	2,964	3,887	4,601
Net income from continuing operations	41,893	21,534	17,679
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	7,669	5,982	5,054
Loss from equity method investment	3,944	1,283	119
Impairment of long-lived assets	4,398	255	46
Provision for doubtful accounts	(39)	977	48
Impairment of intangible assets and goodwill	—	1,021	—
Gains on foreign currency transactions	38	(87)	284
Deferred income taxes	4,792	2,853	309
Gain on business acquisition	—	—	(584)
Stock-based compensation	6,985	4,956	3,392
Loss on disposition of property and equipment	76	20	44
Amortization of held-to-maturity investments	(1,506)	1,424	2,382
Changes in operating assets and liabilities:
Accounts receivable	25,821	11,070	(19,720)
Unbilled receivables and retentions	(36,175)	2,253	615
Inventories	(16,631)	1,192	(16,816)
Income tax receivable	(821)	—	—
Prepaid expenses and other assets	(2,401)	139	(1,484)
Accounts payable	(7,054)	5,736	545
Other liabilities	(4,043)	9,224	(166)
Net cash provided by (used in) operating activities of continuing operations	26,946	69,832	(8,253)
Investing activities
Acquisition of property and equipment	(8,896)	(9,563)	(9,017)
Equity method investments	(7,598)	(3,267)	—
Business acquisitions, net of cash acquired	—	—	(430)
Proceeds from sale of business	31,994	—	—
Redemptions of held-to-maturity investments	260,918	227,663	121,522
Purchases of held-to-maturity investments	(267,122)	(221,680)	(148,991)
Redemptions of available-for-sale investments	2,250	450	400
Net cash provided by (used in) investing activities from continuing operations	11,546	(6,397)	(36,516)
Financing activities
Principal payments of capital lease obligations	(161)	(288)	(390)
Tax withholding payment related to net settlement of equity awards	(1,094)	(397)	(5)
Exercise of stock options	71	2,705	3,865
Net cash (used in) provided by financing activities from continuing operations	(1,184)	2,020	3,470
Discontinued operations
Operating activities of discontinued operations	(7,686)	(623)	(2,246)
Investing activities of discontinued operations	(431)	(1,219)	(838)
Financing activities of discontinued operations	—	—	—
Net cash used in discontinued operations	(8,117)	(1,842)	(3,084)
Net increase (decrease) in cash and cash equivalents	29,191	63,613	(44,383)
Cash and cash equivalents at beginning of period	143,517	79,904	124,287
Cash and cash equivalents at end of period	$172,708	$143,517	$79,904
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$6,780	$1,813	$1,804
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $51, $25 and $43, respectively	$57	$70	$74
Reclassification from share-based liability compensation to equity	$—	$384	$307
Change in foreign currency translation adjustments	$(34)	$36	$—
Acquisitions of property and equipment included in accounts payable	$810	$379	$724

AeroVironment, Inc.

Reconciliation of Forecasted Diluted Earnings per Share (Unaudited)

Fiscal year ending
April 30, 2020
Forecasted earnings per diluted share (GAAP)	$1.35 - 1.55
Acquisition related expenses	0.03
Amortization of acquired intangible assets	0.08 - 0.10
Forecasted earnings per diluted share as adjusted (Non-GAAP)	$1.47 - 1.67

Statement Regarding Non-GAAP Measures

The non-GAAP measure set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that this measure provides useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers.  In addition, Management uses this non-GAAP measure to measure our operating and financial performance.

We exclude the acquisition-related expenses and amortization of acquisition-related intangible assets because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805)  520-8350

ir@avinc.com